Exhibit 10.1

AMENDMENT NO. 2

LKQ CORPORATION EMPLOYEES’ RETIREMENT PLAN

The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended effective May 1, 2009, as follows:

By striking the 1st paragraph in the VESTED BENEFITS SECTION of Article V and substituting the following:

If an Inactive Participant’s Vested Account is not payable under the SMALL AMOUNTS SECTION of Article X, he may elect, but is not required, to receive a distribution of any part of his Vested Account after he has had a Severance from Employment for 30 days. A distribution under this paragraph shall be a retirement benefit and shall be distributed to the Participant according to the distribution of benefits provisions of Article VI.

By striking the 1st paragraph in the SMALL AMOUNTS SECTION of Article X and substituting the following:

If consent of the Participant is not required for a benefit that is immediately distributable in the ELECTION PROCEDURES SECTION of Article VI, a Participant’s entire Vested Account shall be paid in a single sum as of his Retirement Date, the date he dies, or the date 30 days after the date he last had a Severance from Employment for any other reason (the date the Employer provides notice to the record keeper of the Plan of such event, if later). If the Participant had a Severance from Employment for any reason other than his Retirement Date or death, no small amounts payment shall be made if he again becomes an Employee before such period of time has elapsed. For purposes of this section, if the Participant’s Vested Account is zero, the Participant shall be deemed to have received a distribution of such Vested Account. If a Participant would have received a distribution under the first sentence of this paragraph but for the fact that the Participant’s consent was needed to distribute a benefit which is immediately distributable, and if at a later time consent would not be needed to distribute a benefit that is immediately distributable and such Participant has not again become an Employee, such Vested Account shall be paid in a single sum. This is a small amounts payment.

This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.

Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.

Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.

Signed this         20th         day of         April        ,         2009        .

LKQ CORPORATION

By	/s/ Walter P. Hanley
Senior Vice President
Title

Amendment No. 2	1	(4-52549)-1